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                              ADDITIONAL LIFE RIDER

                      An Additional Benefit of this Policy
                    Issued by Columbus Life Insurance Company

                     Logo: Columbus Life Insurance Company

     400 EAST FOURTH STREET o CINCINNATI, OHIO 45202-3302 o 1-800-677-9696
                              WWW.COLUMBUSLIFE.COM

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ADDITIONAL LIFE BENEFIT   This rider provides an amount of additional insurance
                          benefit on the Insured's life. This additional amount of insurance benefit is called the "Additional Life Rider Specified Amount." The Additional Life Rider Specified Amount is shown on the Policy Schedule of the policy.

                          We will add the Additional Life Rider Specified Amount to the Specified Amount under the policy, including any extended coverage rider, when We calculate the Death Benefit under the policy for any reason, other than for the acceleration of the Death Benefit under any rider added to the policy. This is the exclusive benefit under this rider.

                          The Additional Life Rider Specified Amount is included in the Death Proceeds payable under the policy by its inclusion in the calculation of the Death Benefit.

CHANGES IN ADDITIONAL     If You request an increase or decrease in Specified
LIFE RIDER SPECIFIED      Amount under the base policy, We will automatically
AMOUNT                    increase or decrease the Additional Life Rider
                          Specified Amount in proportion to the increase or decrease in Specified Amount. You may not request an increase or decrease in the Additional Life Rider
                          Specified Amount separately except as described below.

                          If the Specified Amount is equal to the minimum issue limit under the base policy, You may request a decrease in the Additional Life Rider Specified Amount. You may make such a request after the first policy year.

CHANGES IN DEATH BENEFIT  If You request a change in the Death Benefit Option
OPTION under the policy, and We need to increase or decrease the Specified Amount according to the terms of the base policy, We will allocate the dollar amount of the increase or decrease proportionately to the base policy Specified Amount and the Additional Life
                          Rider Specified Amount.

EFFECT OF WITHDRAWALS ON  If You make a withdrawal and We need to decrease the
ADDITIONAL LIFE RIDER     Specified Amount according to the terms of the base
SPECIFIED AMOUNT          policy, We will allocate the dollar amount of the
COST OF INSURANCE         decrease proportionately to the base policy Specified
                          Amount and the Additional Life Rider Specified Amount.

                          The monthly cost of insurance for this rider will be deducted as part of the monthly Cost of Insurance Charge under the base policy. This is because the Additional Life Rider Specified Amount will be included in the calculation of the Death Benefit for purposes of determining the Net Amount at Risk under the policy.


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                          The maximum monthly cost of insurance rates for each
                          policy year are shown in the Policy Schedule. The maximum rates are the same as the maximum Cost of Insurance Charge rates under the base policy. At Our option, We may charge less than the maximum rates shown. We may charge different current monthly rates for the rider and for the base policy. If We charge different current rates, We will apply each rate to the portion of Net Amount at Risk for the policy that corresponds on a pro rata basis to the Additional Life Rider Specified Amount and Specified Amount, respectively.

EFFECT ON OTHER RIDER     For purposes of any extended coverage rider or any
COSTS                     no-lapse guarantee rider added to the policy, the
                          Additional Life Rider Specified Amount will be added to the Specified Amount in determining the amount of any charges for the rider.

NONPARTICIPATING          This rider is issued at a nonparticipating rate and
                          shall not share in Our surplus.

REINSTATEMENT             If the policy lapses and is reinstated, this rider
                          will automatically be reinstated with the policy.

WHEN EFFECTIVE            The effective date of this rider is shown on the
                          Policy Schedule.

WHEN RIDER                This rider will terminate on the first to occur of:
ENDS
                               (1) the Monthly Anniversary Day coinciding with
                                   or next following the date We process Your written request to cancel this rider;
                               (2) the date the policy terminates; or
                               (3) the date the Additional Life Rider Specified
                                   Amount has been reduced to zero.

POLICY TERMS              This rider is attached to and made a part of the
                          policy. The terms and definitions of the base policy apply to this rider except to the extent they are in conflict with its terms. This rider has no values.

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